Exhibit 99.1

NEWS RELEASE
1901 Chouteau Avenue: St. Louis, MO 63103: Ameren.com

Contacts
Media	Analysts		Investors
Joe Muehlenkamp	Doug Fischer	Andrew Kirk	Investor Services
314.554.2182	314.554.4859	314.554.3942	800.255.2237
jmuehlenkamp@ameren.com	dfischer@ameren.com	akirk@ameren.com	invest@ameren.com
For Immediate Release
Ameren Announces Third Quarter 2017 Results

•	Third Quarter GAAP Diluted Earnings Per Share were $1.18 in 2017 vs. $1.52 in 2016

•	Third Quarter Core (Non-GAAP) Diluted Earnings Per Share were $1.24 in 2017 vs. $1.52 in 2016

•	2017 GAAP Earnings Guidance Range Narrowed to $2.67 to $2.81 Per Diluted Share

•	2017 Core (Non-GAAP) Earnings Guidance Range Narrowed to $2.73 to $2.87 Per Diluted Share Reflecting Exclusion of Third Quarter Non-Cash, Tax-Related Charge
ST. LOUIS (Nov. 3, 2017) — Ameren Corporation (NYSE: AEE) today announced third quarter 2017 net income attributable to common shareholders in accordance with Generally Accepted Accounting Principles (GAAP) of $288 million, or $1.18 per diluted share, compared to third quarter 2016 net income attributable to common shareholders of $369 million, or $1.52 per diluted share. The third quarter 2017 GAAP earnings included a non-cash charge that decreased net income by $14 million, or 6 cents per diluted share, for the revaluation of deferred taxes resulting from a July 2017 change in Illinois law that increased the state's corporate income tax rate. Excluding this item, Ameren recorded third quarter 2017 core earnings of $302 million, or $1.24 per diluted share.
The decrease in year-over-year third quarter earnings was largely due to a change in the timing of interim period revenue recognition at Ameren Illinois Electric Distribution that reduced results by 24 cents per diluted share but will have no effect on full year earnings. The earnings comparison was also negatively affected by lower electric retail sales, primarily driven by milder summer temperatures, as well as the absence of a 2016 performance incentive award related to Ameren Missouri's 2013 through 2015 energy efficiency plan. These unfavorable factors were partially offset by new Ameren Missouri electric service rates effective April 1, 2017, which were driven, in part, by increased infrastructure investments and removal of the negative effect of lower sales to the New Madrid aluminum smelter. In addition, the comparison benefited from earnings on increased infrastructure investments made at Ameren Transmission and Ameren Illinois Electric Distribution.
"As a result of continued solid execution of our strategy, including disciplined cost management, we remain on track to deliver strong earnings results this year," said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. “Our team continues to allocate capital to jurisdictions with modern, constructive regulatory frameworks, including investments in key Illinois grid modernization and regional electric transmission projects that provide significant customer benefits. Further, in September, Ameren Missouri announced a forward-thinking plan under which it expects to accelerate the transition to a cleaner, more diversified energy portfolio with the addition of at least 700 megawatts of wind generation by 2020 and 100 megawatts of solar generation over the next 10 years."
Ameren recorded GAAP net income attributable to common shareholders for the nine months ended Sept. 30, 2017, of $583 million, or $2.39 per diluted share, compared to net income attributable to common shareholders for the nine months ended Sept. 30, 2016, of $621 million, or $2.56 per diluted share. Excluding the third quarter 2017 revaluation of deferred taxes resulting from an increase in Illinois' corporate income tax rate, Ameren recorded core net income for the nine months ended Sept. 30, 2017, of $597 million, or $2.45 per diluted share.
The decrease in year-over-year nine-month earnings reflected lower electric retail sales driven by milder temperatures and a change in the timing of interim period revenue recognition at Ameren Illinois Electric Distribution that reduced results by 12 cents per diluted share but will have no effect on full year earnings. The earnings comparison was also negatively affected by lower tax benefits associated with share-based compensation and, for Ameren Missouri, the absence of a 2016 performance incentive award for the 2013 through 2015 energy efficiency plan, and higher depreciation expense. These unfavorable factors were partially offset by new Ameren Missouri electric service rates, the absence of a nuclear refueling and maintenance outage at the Callaway Energy Center compared to the year-ago period when there was such an outage, as well as earnings on increased infrastructure investments made at Ameren Transmission and Ameren Illinois Electric Distribution. The 2017 Callaway refueling and maintenance outage began in October.
As reflected in the table below, core earnings for the third quarter and first nine months of 2017 excluded a non-cash charge at the parent company for the revaluation of deferred taxes resulting from a July 2017 change in Illinois law that increased the state's corporate income tax rate, which decreased net income by $14 million in both periods. A reconciliation of GAAP to core earnings in millions of dollars and on a per share basis is as follows:

	Three Months				Nine Months
	2017		2016		2017		2016
GAAP Earnings / Diluted EPS	$288	$1.18	$369	$1.52	$583	$2.39	$621	$2.56
Charge for revaluation of deferred taxes	22	0.09	—	—	22	0.09	—	—
Less: Federal income tax benefit	(8)	(0.03)	—	—	(8)	(0.03)	—	—
Charge, net of tax benefit	14	0.06	—	—	14	0.06	—	—
Core Earnings / Diluted EPS	$302	$1.24	$369	$1.52	$597	$2.45	$621	$2.56
Earnings Guidance
Ameren narrowed its 2017 GAAP earnings guidance range to $2.67 to $2.81 per diluted share, compared to the prior range of $2.65 to $2.85 per diluted share, and narrowed its 2017 core earnings guidance range to $2.73 to $2.87 per diluted share, compared to the prior range of $2.70 to $2.90 per diluted share. Core earnings guidance excludes the previously discussed third quarter charge for the revaluation of deferred taxes.
GAAP and core earnings guidance for 2017 assume normal temperatures for the last three months of this year and are subject to the effects of, among other things: 30-year U.S. Treasury bond yields; regulatory, judicial and legislative actions; energy center and energy distribution operations; energy, economic, capital and credit market conditions; severe weather; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.
Ameren Missouri Segment Results
Ameren Missouri third quarter 2017 earnings were $234 million, compared to third quarter 2016 earnings of $241 million. The decrease in year-over-year earnings reflected lower electric retail sales primarily driven by milder summer temperatures, the absence of a performance incentive award for energy efficiency, and higher depreciation expense. These unfavorable factors were mostly offset by new electric service rates.
Ameren Illinois Electric Distribution Segment Results
Ameren Illinois Electric Distribution third quarter 2017 earnings were $31 million, compared to third quarter 2016 earnings of $93 million. The year-over-year earnings decline was primarily the result of a $57 million decrease due to a change in the timing of interim period revenue recognition reflecting the Illinois Future Energy Jobs Act enacted in late 2016, which decoupled revenues from sales volumes. This change increases first, second and fourth quarter revenue while decreasing third quarter revenue, compared to 2016, with no effect on full-year earnings. In addition, the earnings comparison was negatively affected by the absence of the 2016 benefit from warmer-than-normal temperatures before the decoupling of electric revenues began in 2017. These unfavorable factors were partially offset by earnings on increased infrastructure investments, as well as a higher allowed return on equity due to a higher average 30-year U.S. Treasury bond yield in 2017 compared to 2016.
Ameren Illinois Natural Gas Segment Results
Ameren Illinois Natural Gas third quarter 2017 earnings were $2 million, equal to third quarter 2016 earnings of $2 million.
Ameren Transmission Segment Results
Ameren Transmission third quarter 2017 earnings were $38 million, compared to third quarter 2016 earnings of $39 million. The comparable year-over-year earnings reflected increased infrastructure investments offset by a lower allowed return on equity.
Other Results
Other results, which includes items not reported in a business segment, were a GAAP loss of $17 million for the third quarter of 2017, compared to a GAAP loss of $6 million for the third quarter of 2016. The larger year-over-year loss was due to the $14 million charge for revaluation of deferred taxes.
Analyst Conference Call
Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Friday, Nov. 3, to discuss 2017 earnings, earnings guidance and other matters. Investors, the news media and the public may listen to a live broadcast of the call at AmerenInvestors.com by clicking on "Webcast" under "Q3 2017 Earnings Conference Call," where an accompanying slide presentation will also be available. The conference call and presentation will be archived for one year in the “Investor News and Events” section of the website under “Events and Presentations.”
About Ameren
St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric and natural gas transmission and distribution service while Ameren Missouri provides vertically integrated electric service, with generating capacity of over 10,200 megawatts, and natural gas distribution service. Ameren Transmission Company of Illinois develops regional electric transmission projects. For more information, visit Ameren.com, or follow us at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn/company/Ameren.

Use of Non-GAAP Financial Measures
In this release, Ameren has presented core earnings per share and core earnings per share guidance, which are non-GAAP measures and may not be comparable to those of other companies. A reconciliation of non-GAAP information to GAAP information has been included in this release. Generally, core earnings (or losses) include earnings or losses attributable to common shareholders and exclude income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as the third quarter 2017 non-cash charge for the revaluation of deferred taxes resulting from a July 2017 change in Illinois law that increased the state's corporate income tax rate. Ameren uses core earnings internally for financial planning and for analysis of performance. Ameren also uses core earnings as the primary performance measurement when communicating with analysts and investors regarding our earnings results and outlook, as the company believes that core earnings allow the company to more accurately compare its ongoing performance across periods. In providing consolidated core earnings guidance, there could be differences between core earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as that described above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such future items.

Forward-looking Statements
Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Annual Report on Form 10-K for the year ended December 31, 2016, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•
regulatory, judicial, or legislative actions, including any changes in regulatory policies and ratemaking determinations, such as those that may result from the complaint case filed in February 2015 with the Federal Energy Regulatory Commission seeking a reduction in the allowed base return on common equity under the Midcontinent Independent System Operator tariff, Ameren Illinois’ April 2017 annual electric distribution formula rate update filing, and future regulatory, judicial, or legislative actions that change regulatory recovery mechanisms;

•
the effect of Ameren Illinois participating in a performance-based formula ratemaking process under the Illinois Energy Infrastructure Modernization Act, including the direct relationship between Ameren Illinois’ return on common equity and 30-year United States Treasury bond yields, and the related financial commitments;

•	the effects of changes in federal, state, or local laws and other governmental actions, including monetary, fiscal, and energy policies;

•
the effects of changes in federal, state, or local tax laws, regulations, interpretations, or rates, such as the July 2017 change in Illinois law that increased the state's corporate income tax rate, or changes to federal tax laws as a result of tax reform legislation currently being developed by Congress, and any challenges to the tax positions we have taken;

•
the effects on demand for our services resulting from technological advances, including advances in customer energy efficiency and private generation sources, which generate electricity at the site of consumption and are becoming more cost-competitive;

•	the effectiveness of Ameren Missouri’s customer energy efficiency programs and the related revenues and performance incentives earned under its Missouri Energy Efficiency Investment Act plans;

•	Ameren Illinois’ ability to achieve Future Energy Jobs Act electric energy efficiency goals and the resulting impact on its allowed return on program investments;

•
our ability to align overall spending, both operating and capital, with frameworks established by our regulators and to recover these costs in a timely manner in our attempt to earn our allowed returns on equity;

•
the cost and availability of fuel, such as ultra-low-sulfur coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power, zero-emission credits, renewable energy credits, and natural gas for distribution; and the level and volatility of future market prices for such commodities, including our ability to recover the costs for such commodities and our customers’ tolerance for the related rate increases;

•
disruptions in the delivery of fuel, failure of our fuel suppliers to provide adequate quantities or quality of fuel, or lack of adequate inventories of fuel, including nuclear fuel assemblies from Westinghouse Electric Company, LLC, the Callaway Energy Center's only Nuclear Regulatory Commission-licensed supplier of such assemblies, which is currently in bankruptcy proceedings;

•	the effectiveness of our risk management strategies and our use of financial and derivative instruments;

•
the ability to obtain sufficient insurance, including insurance for Ameren Missouri’s Callaway Energy Center, or in the absence of insurance, the ability to recover uninsured losses from our customers;

•	business and economic conditions, including their impact on interest rates, collection of our receivable balances, and demand for our products;

•
disruptions of the capital markets, deterioration in our credit metrics, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;

•	the actions of credit rating agencies and the effects of such actions;

•	the impact of adopting new accounting guidance and the application of appropriate accounting rules and guidance;

•	the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages;

•	the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;

•
the effects of breakdowns or failures of equipment in the operation of natural gas transmission and distribution systems and storage facilities, such as leaks, explosions, and mechanical problems, and compliance with natural gas safety regulations;

•
the effects of our increasing investment in electric transmission projects as well as potential wind and solar generation projects, our ability to obtain all of the necessary approvals to complete the projects, and the uncertainty as to whether we will achieve our expected returns in a timely manner;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;

•
the impact of current environmental regulations and new, more stringent, or changing requirements, including those related to carbon dioxide, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of Ameren Missouri's energy centers, increase our costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, work force reductions, future wage and employee benefits costs, including changes in discount rates, mortality tables, and returns on benefit plan assets;

•	the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by Ameren Missouri’s energy centers or required to satisfy Ameren Missouri’s energy sales;

•	legal and administrative proceedings;

•
the impact of cyber-attacks, which could, among other things, result in the loss of operational control of energy centers and electric and natural gas transmission and distribution systems and/or the loss of data, such as customer, employee, financial, and operating system information; and

•	acts of sabotage, war, terrorism, or other intentionally disruptive acts.

New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating Revenues:
Electric	$1,594	$1,725	$4,183	$4,101
Natural gas	129	134	592	619
Total operating revenues	1,723	1,859	4,775	4,720
Operating Expenses:
Fuel	199	205	594	574
Purchased power	162	178	491	451
Natural gas purchased for resale	25	34	196	227
Other operations and maintenance	402	411	1,229	1,246
Depreciation and amortization	225	211	668	628
Taxes other than income taxes	129	129	364	358
Total operating expenses	1,142	1,168	3,542	3,484
Operating Income	581	691	1,233	1,236
Other Income and Expenses:
Miscellaneous income	13	18	42	54
Miscellaneous expense	2	8	16	21
Total other income	11	10	26	33
Interest Charges	97	97	295	287
Income Before Income Taxes	495	604	964	982
Income Taxes	205	233	376	356
Net Income	290	371	588	626
Less: Net Income Attributable to Noncontrolling Interests	2	2	5	5
Net Income Attributable to Ameren Common Shareholders	$288	$369	$583	$621

Earnings per Common Share – Basic	$1.19	$1.52	$2.40	$2.56

Earnings per Common Share – Diluted	$1.18	$1.52	$2.39	$2.56

Average Common Shares Outstanding – Basic	242.6	242.6	242.6	242.6
Average Common Shares Outstanding – Diluted	244.7	242.9	244.0	243.0

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$9	$9
Accounts receivable - trade (less allowance for doubtful accounts)	507	437
Unbilled revenue	262	295
Miscellaneous accounts receivable	85	63
Inventories	547	527
Current regulatory assets	75	149
Other current assets	96	113
Total current assets	1,581	1,593
Property, Plant, and Equipment, Net	20,906	20,113
Investments and Other Assets:
Nuclear decommissioning trust fund	672	607
Goodwill	411	411
Regulatory assets	1,509	1,437
Other assets	538	538
Total investments and other assets	3,130	2,993
TOTAL ASSETS	$25,617	$24,699
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$777	$681
Short-term debt	446	558
Accounts and wages payable	548	805
Taxes accrued	159	46
Interest accrued	106	93
Customer deposits	108	107
Current regulatory liabilities	119	110
Other current liabilities	318	274
Total current liabilities	2,581	2,674
Long-term Debt, Net	6,922	6,595
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	4,721	4,264
Accumulated deferred investment tax credits	50	55
Regulatory liabilities	2,045	1,985
Asset retirement obligations	631	635
Pension and other postretirement benefits	711	769
Other deferred credits and liabilities	469	477
Total deferred credits and other liabilities	8,627	8,185
Ameren Corporation Shareholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,534	5,556
Retained earnings	1,830	1,568
Accumulated other comprehensive loss	(21)	(23)
Total Ameren Corporation shareholders’ equity	7,345	7,103
Noncontrolling Interests	142	142
Total equity	7,487	7,245
TOTAL LIABILITIES AND EQUITY	$25,617	$24,699

AMEREN CORPORATION (AEE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2017	2016
Cash Flows From Operating Activities:
Net income	$588	$626
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	653	625
Amortization of nuclear fuel	71	63
Amortization of debt issuance costs and premium/discounts	16	17
Deferred income taxes and investment tax credits, net	366	364
Allowance for equity funds used during construction	(16)	(20)
Share-based compensation costs	12	17
Other	(7)	(9)
Changes in assets and liabilities	(40)	(124)
Net cash provided by operating activities	1,643	1,559
Cash Flows From Investing Activities:
Capital expenditures	(1,523)	(1,496)
Nuclear fuel expenditures	(52)	(41)
Purchases of securities – nuclear decommissioning trust fund	(248)	(310)
Sales and maturities of securities – nuclear decommissioning trust fund	235	297
Other	3	(1)
Net cash used in investing activities	(1,585)	(1,551)
Cash Flows From Financing Activities:
Dividends on common stock	(320)	(309)
Dividends paid to noncontrolling interest holders	(5)	(5)
Short-term debt, net	(112)	307
Maturities of long-term debt	(425)	(389)
Issuances of long-term debt	849	149
Share-based payments	(39)	(32)
Debt issuance costs	(5)	(1)
Other	(1)	(2)
Net cash used in financing activities	(58)	(282)
Net change in cash and cash equivalents	—	(274)
Cash and cash equivalents at beginning of year	9	292
Cash and cash equivalents at end of period	$9	$18

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,667	3,867	9,589	10,243
Commercial	4,065	4,190	10,953	11,269
Industrial	1,197	1,239	3,368	3,683
Off-system and other	2,491	1,823	9,207	5,149
Ameren Missouri total	11,420	11,119	33,117	30,344
Ameren Illinois Electric Distribution
Residential	3,172	3,457	8,305	8,901
Commercial	3,420	3,624	9,271	9,460
Industrial	2,983	3,188	8,511	8,895
Street Lighting/Public Authority	131	127	388	390
Ameren Illinois Electric Distribution total	9,706	10,396	26,475	27,646
Eliminate affiliate sales	(117)	(117)	(382)	(394)
Ameren Total	21,009	21,398	59,210	57,596
Electric Revenues (in millions):
Ameren Missouri
Residential	$491	$499	$1,134	$1,153
Commercial	408	416	971	982
Industrial	101	101	242	251
Off-system and other	98	128	410	296
Ameren Missouri total	$1,098	$1,144	$2,757	$2,682
Ameren Illinois Electric Distribution
Residential
Delivery service	$143	$204	$425	$455
Power supply and other cost recovery	81	94	226	253
Commercial
Delivery service	84	110	246	241
Power supply and other cost recovery	49	59	147	159
Industrial
Delivery service	10	14	42	40
Power supply and other cost recovery	15	11	38	29
Street Lighting/Public Authority
Delivery service	6	9	21	22
Power supply and other cost recovery	2	2	8	8
Other	15	—	25	6
Ameren Illinois Electric Distribution total	$405	$503	$1,178	$1,213
Ameren Transmission
Ameren Illinois Transmission(a)	$72	$73	$197	$187
ATXI	47	35	129	96
Ameren Transmission total	$119	$108	$326	$283
Other and intersegment eliminations	(28)	(30)	(78)	(77)
Ameren Total	$1,594	$1,725	$4,183	$4,101

(a)	Includes $14 million, $14 million, $32 million and $35 million, respectively, of electric operating revenues from transmission services provided to the Ameren Illinois Electric Distribution segment.

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Gas Sales - dekatherms (in millions):
Ameren Missouri	3	3	12	13
Ameren Illinois Natural Gas	26	26	113	118
Ameren Total	29	29	125	131
Gas Revenues (in millions):
Ameren Missouri	$17	$20	$83	$90
Ameren Illinois Natural Gas	112	114	510	530
Eliminate affiliate revenues	—	—	(1)	(1)
Ameren Total	$129	$134	$592	$619
		September 30, 2017		December 31, 2016
Common Stock:
Shares outstanding (in millions)		242.6		242.6
Book value per share		$30.28		$29.28